Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT


This Contract is hereby endorsed to delete Section 6.01 and replace it with the following:

     The Maintenance fee will be $0 if the initial Purchase Payment is $10,000 or greater. The Maintenance Fee will be $25 if the initial Purchase Payment is less than $10,000. If the Contract's Current Value is $10,000 or greater on the date the Maintenance Fee is to be deducted, the Maintenance Fee will be $0.



Endorsed and made a part of this Contract on the Effective Date of this Contract.


                                       /s/ Thomas J. McInerney


                                       Thomas J. McInerney
                                       President
                                       Aetna Life Insurance and Annuity Company

EIP-MFIB-97